UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 29, 2015

H.J. Heinz Holding Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-203364	46-2078182
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

One PPG Place	15222
Pittsburgh, Pennsylvania	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (412) 456-5700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
⌧	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On June 29, 2015, H.J. Heinz Holding Corporation and Kraft Foods Group, Inc. (“Kraft”) issued a joint press release announcing the new senior leadership team of The Kraft Heinz Company, the company to be created upon the consummation of the proposed transaction with Kraft. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 29, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
H.J. Heinz Holding Corporation
(Registrant)

Date: June 29, 2015

	By:	/s/ Dan F. Shaw
Name: Dan F. Shaw
Title: Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated June 29, 2015.